Magellan Gold Completes Drilling at Silver District

Reno, Nevada --- April 28, 2014 –  Magellan Gold Corporation  (OTCBB: MAGE) (“Magellan” or “the Company”) is pleased to announce that it has completed its two core holes at its Papago target located within the Company’s 100% optioned Silver District project in La Paz County, Arizona.   The program was extended to include a third core hole to test the Red Cloud vein which has also been completed.

Magellan’s consulting geologist has selected and prepped 48 core samples from possible mineralization and has submitted them to ALS Labs in Reno for analysis.  Results should be available by the end of May 2014.

The company is not aware of any corporate developments or activity to explain the surge in volume and volatility of its common stock today.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation (OTCBB: MAGE) is a Nevada corporation engaged in the acquisition and exploration of precious metals mineral properties.

Magellan Gold’s primary exploration property, The Silver District Property consists of 94 unpatented lode mining claims, 4 patented lode claims, an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 80 kilometers (50 miles) north of Yuma in southwest Arizona.

Magellan is also developing exploration targets on its “Sacramento Mountains Project” which is comprised of 50 lode claims totaling over 1,000 acres located near Needles, California.

This release contains “forward-looking statements.”   Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.

Contact: John Power, President (707) 884 - 3766